Exhibit 99.1

General Motors Taps Tech and Manufacturing Legal Leader Grant Dixton as Executive Vice President and Chief Legal and Public Policy Officer

Craig Glidden to focus on Cruise as company expands operations

DETROIT – General Motors is excited to announce that Grant Dixton will join GM as executive vice president and chief legal and public policy officer on July 15. Dixton brings decades of experience in the technology and manufacturing industries and has held senior leadership roles at Activision Blizzard and Boeing.

In this role, Dixton will report to GM Chair and CEO Mary Barra and oversee the company’s global legal, compliance, corporate governance, privacy, and public policy functions.

Prior to GM, Dixton served as the chief legal officer of Activision Blizzard, where he managed complex business transactions and regulatory issues. He also held several executive-level positions at Boeing, including general counsel and corporate secretary. During his time there, he provided strategic counsel on various issues, including governance, litigation, intellectual property, and labor matters. Earlier in his career, Dixton served as associate counsel to the President, where he provided legal advice across a range of domestic policy areas, including environmental matters.

“Grant Dixton is a respected leader and legal expert who has a deep understanding of the transportation, manufacturing, and technology sectors. We are excited to welcome him to GM in this important role and know that his experience in both legal and policy matters will be invaluable as the automotive industry continues to transform and evolve,” said Barra.

“GM is an iconic company I have always admired,” said Dixton. “I am grateful for the opportunity to work with Mary, her leadership team, and the strong legal and policy teams in place at GM to help the company achieve its bold vision as it continues to provide vehicles that customers around the world love.”

Dixton will assume the role currently held by Craig Glidden, who will now focus his time on Cruise. At Cruise, Glidden will continue to serve as president and chief administrative officer, responsible for legal, government affairs, finance, communications, and human resources and will support Marc Whitten, who is joining Cruise as its new CEO. Glidden will also serve as executive vice president and strategic advisor at GM.

Glidden joined GM in 2015 as general counsel and has led a transformation of GM’s global legal and policy operations to support the company’s vision of a future with zero crashes, zero emissions, and zero congestion. Glidden successfully oversaw the conclusion of litigation and oversight related to the ignition switch recall and helped create processes where employees are encouraged to raise potential customer safety issues and recommend product safety improvements. Under his leadership, GM has developed a bipartisan policy team that has been influential in navigating the changing domestic and geopolitical environment and works well with officials at all levels of government. In fact, GM recently ranked among the 100 most nonpartisan companies in the 2024 Axios Harris Poll.

“Since Craig joined General Motors nearly a decade ago, I’ve relied on him to help guide our company through many pivotal moments. He’s a no-nonsense and inspirational leader with a deep understanding of the automotive business and legal and policy worlds, and I am grateful he’ll leverage this experience as he focuses on Cruise,” said Barra.

General Motors (NYSE:GM) is a global company focused on advancing an all-electric future that is inclusive and accessible to all. At the heart of this strategy is the Ultium battery platform, which will power everything from mass-market to high-performance vehicles. General Motors, its subsidiaries and its joint venture entities sell vehicles under the Chevrolet, Buick, GMC, Cadillac, Baojun and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in safety services and connected vehicle technology, can be found at https://www.gm.com.

CONTACTS:

Kevin Kelly

GM Communications

313-316-9742

kevin.m.kelly@gm.com

Jeannine Ginivan

GM Communications

202-775-5003

jeannine.ginivan@gm.com

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